Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements No. 333-161075 on Form S-4 and No. 333-164262 on Form S-8 of Cambium Learning Group, Inc., of our report dated March 10, 2011, relating to the consolidated financial statements of Cambium Learning Group, Inc. and our report dated March 10, 2011, relating to the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2010.
/s/ Whitley Penn LLP
Dallas, Texas
March 10, 2011